The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, P reliminary Pricing Supplement dated October 9, 2009

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 210 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated October , 2009
Rule 424(b)(2)

₤
GLOBAL MEDIUM-TERM NOTES, SERIES H
Senior Notes

Best Entry Enhanced Tracker Securities Based on the Value of the FTSE 100 Index due October      , 2015
Unlike ordinary debt securities, the Best Entry Enhanced Tracker Securities Based on the Value of the FTSE 100 Index due October      , 2015, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each ₤100 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing values of the FTSE 100 Index, which we refer to as the index, on each of the observation dates and on the final observation date alone, as compared to the index’s level on the pricing date and to the index’s lowest level during the first six months of the term of the securities, which we refer to as the best entry value.  If the index increases in value from its initial index value and/or its best entry value, you will receive a payment at maturity that is greater than the stated principal amount, and that is leveraged for any increase above the initial index value.  If the index does not decline by 30% or more, as determined on the final observation date, from the initial index value, you will receive at least the stated principal amount.  However, if the index has declined in value by 30% or more, as determined on the final observation date, you will lose 30% or more, and potentially all, of your investment. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is ₤100. We will not pay interest on the securities.
•
At maturity, you will receive for each ₤100 stated principal amount of securities that you hold, an amount in cash equal to the stated principal amount plus the supplemental redemption amount.  The supplemental redemption amount may be negative, in which case, you will lose more than 30% of your investment and will be exposed on a 1 to 1 basis to any decline of the final index value from the initial index value.  Consequently, the payment at maturity may be significantly less than the stated principal amount and may be zero.

•	The supplemental redemption amount will equal (i) the stated principal amount times (ii) (a) the leveraged growth plus (b) the entry growth minus (c) the knock-in value.
•
The leveraged growth will equal the greater of (i) 0% and (ii) (a) the leverage factor times (b) the index percent increase, and represents the leveraged return if the final average index value is greater than the initial index value.

º	The index percent increase will equal (i) the final average index value minus the initial index value divided by (ii) the initial index value.
•
The entry growth will equal the greater of (i) 0% and (ii) (a) the index percentage minus (b) the best entry percentage, and represents the return, if any, of the index measured from the best entry value to the lesser of the final index value and the initial index value.

º	The index percentage will equal the lower of (i) 100% and (ii) (a) the final index value divided by (b) the initial index value.
º	The best entry percentage will equal the best entry value divided by (b) the initial index value.
•
The knock-in value will equal (i) the index percent decrease, if the final index value is less than or equal to 70% of the initial index value and (ii) 0%, if the final index value is greater than 70% of the initial index value, and represents the percentage of the stated principal amount that you will lose if the final index value is less than or equal to 70% of the initial index value.

º	The index percent decrease will equal (i) 100% minus (ii) (a) the final index value divided by the (b) initial index value.
•	The ISIN number for the securities is US6174845221.
•	The securities will not be listed on any securities exchange.
•	The securities will be issued in fully registered global form as described under “Forms of Securities” in the accompanying prospectus.
(The terms are continued on the following page)

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE ₤100 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per security	₤100	₤2	₤98
Total	₤	₤	₤

(1) For additional information see “Supplemental Information Concerning Plan of Distribution” in this preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  Furthermore, the securities will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s Temporary Liquidity Guarantee Program.

MORGAN STANLEY

Terms continued from previous page used in the calculation of the supplemental redemption amount:

•	The leverage factor will equal 140% to 170% and will be set on the pricing date.
•
The final average index value will equal the arithmetic average of the closing values of the index on the seven observation dates: April     , 2015, May     , 2015, June     , 2015, July     , 2015, August     , 2015, September     , 2015 and October     , 2015.

•	The initial index value will equal the closing value of the index on the pricing date.
•	The final index value will equal the closing value of the index on October , 2015, which we refer to as the final observation date.
•
The best entry value will equal the lowest closing value of the index on any of the index business days during the period commencing on the pricing date and ending on April     , 2010, provided that the best entry value will not be greater than the initial index value or less than 70% of the initial index value.

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Best Entry Enhanced Tracker Securities Based on the Value of the FTSE 100 Index due October      , 2015, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities have been designed for investors who are willing to forgo market floating interest rates on the securities in exchange for a payment at maturity based on the performance of the FTSE 100 Index, which we refer to as the index.

The index, which is calculated, maintained and published by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange Plc and the Financial Times Limited, in association with the Institute and the Faculty of Actuaries.

Each security costs ₤100
We, Morgan Stanley, are offering the Best Entry Enhanced Tracker Securities Based on the Value of the FTSE 100 Index due October      , 2015, which we refer to as the securities.  The stated principal amount and issue price of each security is ₤100.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each ₤100 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing values of the index on each of the observation dates and on the final observation date alone, as compared to the initial index value and to the index’s lowest value during the first six months of the term of the securities.

The Securities are not principal-protected and you could lose your entire investment.

Payment at maturity
At maturity, you will receive for each ₤100 stated principal amount of securities that you hold an amount in cash equal to the stated principal amount plus the supplemental redemption amount.  The supplemental redemption amount may be negative, in which case, you will lose at least 30% of your investment and will be exposed on a 1 to 1 basis to any decline of the final index value from the initial index value.  Consequently, the payment at maturity may be significantly less than the stated principal amount and may be zero.

Supplemental Redemption Amount

The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	₤100 x (leveraged growth + entry growth – knock-in value)

leveraged growth	=	the greater of (i) 0% and (ii) (a) the leverage factor times (b) the index percent increase

entry growth	=	the greater of (i) 0% and (ii) (a) the index percentage minus (b) the best entry percentage

knock-in value	=	if the final index value is less than or equal to 70% of the initial index value: the index percent decrease and if the final index value is greater than 70% of the initial index value: 0% where,

index percent increase	=	final average index value – initial index value
initial index value

leverage factor	=	140% to 170%, as determined on the pricing date

index percentage	=	the lower of (i) 100% and (ii)	final index value
initial index value

best entry percentage	=	best entry value
initial index value

The best entry percentage will never be less than 70%.

index percent decrease	=	100% minus	final index value
initial index value

final average index value	=	the arithmetic average of the closing values of the index on the seven observation dates.

final index value	=	the closing value of the index on the final observation date

initial index value	=	the closing value of the index on the pricing date

best entry value	=
the lowest closing value of the index on any of the index business days during the period commencing on the pricing date and ending on April     , 2010, provided that such value shall not be greater than the initial index value nor less than 70% of the initial index value.

observation dates	=	April , 2015, May , 2015, June , 2015, July , 2015, August , 2015, September , 2015 and October , 2015.

final observation date	=	October , 2015.

Accordingly, where the final index value is less than or equal to 70% of the initial index value, investors will lose 1% of the stated principal amount for every 1% decline in the index from the initial index value.  This will result in a loss of at least 30% of your investment and your payment at maturity, accordingly, will be significantly less than the stated principal amount of ₤100 per security and could be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The section titled “Hypothetical Payouts on the Securities at Maturity” on PS–7 illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the index.  The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-23.  You cannot predict the future performance of the index based upon its historical performance.

If a market disruption event occurs with respect to the index on the final observation date or on any other observation date or if any observation date is not an index business day, the index closing value for such observation date will be determined on the next index business day on which no market disruption event occurs with respect to the index in accordance with “Description of Securities—Observation Dates.”  If a market disruption event occurs with respect to the index on the final observation date, the postponement of the final observation date for up to five index business days could cause the maturity date of the securities to be postponed in accordance with “Description of Securities—Maturity Date.”

Investing in the securities is not equivalent to investing in the index or its component stocks.

Morgan Stanley & Co. International plc will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. International plc, which we refer to as MSIP, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSIP will determine the initial index value, the final index value, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Form of securities and	The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or settlement
Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear.  The common depository will be the only registered holder of the securities.  Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable.  See “—Description of Securities—Book-Entry Security or Certificated Security” in this pricing supplement.

Risks inherent in investments in securities denominated and payable in a currency that is not your home currency
You should consult your financial and legal advisers as to any specific risks entailed by an investment in securities that are denominated and payable in a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your “home currency.”  Such securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions.  We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, these securities.  These persons should consult their own legal and financial advisers concerning these matters.  See “Risk Factors” in the prospectus.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series H medium-term note program.  You can find a general description of our Series H medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact us at our principal office at (212) 761-4000.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following examples illustrate how the payment at maturity on the securities is calculated.

EXAMPLE 1
Hypothetical leverage factor	=	155%
Hypothetical initial index value	=	100
Hypothetical best entry value	=	90
Hypothetical final average index value	=	120
Hypothetical final index value	=	110

In this example:
•	The final average index value is greater than the initial index value. Therefore, the supplemental redemption amount will include leveraged growth.
•
The value of the index has decreased below the initial index value during the first six months of the term of the securities and the resulting best entry value is 10% lower than the initial index value.  The final index value is greater than the best entry value.  Therefore, the supplemental redemption amount will include entry growth.

•	The final index value is greater than 70% of the initial index value. Therefore, the supplemental redemption amount will not be reduced by any knock-in value.

To determine the leveraged growth, the index percent increase must be calculated:
Index percent increase	=	(final average index value − initial index value) / initial index value
	=	(120 – 100) / 100
20%
Leveraged growth	=	the greater of (i) 0% and (ii) (155% x the index percent increase)
	=	the greater of (i) 0% and (ii) (155% x 20%)
	=	the greater of 0% and 31%
	=	31%
To determine the entry growth, the index percentage and best entry percentage must be calculated:
Index percentage	=	the lower of (i) 100% and (ii) (final index value / initial index value)
	=	the lower of 100% and (110 / 100)
	=	the lower of 100% and 110%
	=	100%
Best entry percentage	=	best entry value / initial index value
	=	90 / 100
	=	90%
Entry growth	=	the greater of (i) 0% and (ii) (the index percentage − the best entry percentage)
	=	the greater of 0% and (100% − 90%)
	=	10%
Knock-in value	=	0%, since the final index value is greater than 70% of the initial index value
Therefore,
Supplemental redemption amount	=	stated principal amount x (leveraged growth + entry growth − knock-in value)
	=	£100 x (31% + 10% − 0%)
	=	£100 x 41%
£41
Payment at maturity	=	stated principal amount + supplemental redemption amount

=	£100 + £41
=	£141

Payment at maturity = £141

EXAMPLE 2:
Hypothetical leverage factor	=	155%
Hypothetical initial index value	=	100
Hypothetical best entry value	=	70
Hypothetical final average index value	=	80
Hypothetical final index value	=	60

In this example:
•	The final average index value is less than the initial index value. Therefore, the supplemental redemption amount will not include any leveraged growth.
•
The value of the index has decreased below the initial index value during the first six months of the term of the securities and the resulting best entry value is 30% lower than the initial index value.  The final index value is less than the best entry value.  Therefore, the supplemental redemption amount will not include any entry growth.

•
The final index value is less than 70% of the initial index value.  Therefore, the supplemental redemption amount will be reduced by the knock-in value and you will receive less than the stated principal amount per security.

To determine the leveraged growth, the index percent increase must be calculated:
Index percent increase	=	(final average index value − initial index value) / initial index value
	=	(80 – 100) / 100
–20%
Leveraged growth	=	the greater of (i) 0% and (ii) (155% x the index percent increase)
	=	the greater of (i) 0% and (ii) (155% x –20%)
	=	0%
To determine the entry growth, the index percentage and best entry percentage must be calculated:
Index percentage	=	the lower of (i) 100% and (ii) (final index value / initial index value)
	=	the lower of 100% and (60 / 100)
	=	the lower of 100% and 60%
	=	60%
Best entry percentage	=	best entry value / initial index value
	=	70 / 100
	=	70%
Entry growth	=	the greater of (i) 0% and (ii) (the index percentage − the best entry percentage)
	=	the greater of 0% and (60% − 70%)
	=	0%
To determine the knock-in value, the index percent decrease must be calculated:
Index percent decrease	=	100% – ( final index value / initial index value)
	=	100% – (60 / 100)
	=	40%
Knock-in value	=	the index percent decrease, since the final index value is less than 70% of the initial index value
	=	40%
Therefore,
Supplemental redemption amount	=	stated principal amount × (leveraged growth + entry growth − knock-in value)

	=	£100 × (0% + 0% − 40%)
	=	–£40
Payment at maturity	=	stated principal amount + supplemental redemption amount
	=	£100 – £40
	=	£60

Payment at maturity = £60

EXAMPLE 3:
Hypothetical leverage factor	=	155%
Hypothetical initial index value	=	100
Hypothetical best entry value	=	80
Hypothetical final average index value	=	90
Hypothetical final index value	=	110

In this example:
•	The final average index value is less than the initial index value. Therefore, the supplemental redemption amount will not include any leveraged growth.
•
The value of the index has decreased below the initial index value during the first six months of the term of the securities and the resulting best entry value is 20% lower than the initial index value.  The final index value is greater than the best entry value.  Therefore, the supplemental redemption amount will include entry growth.

•	The final index value is greater than 70% of the initial index value. Therefore, the supplemental redemption amount will not be reduced by any knock-in value.

To determine the leveraged growth, the index percent increase must be calculated:
Index percent increase	=	(final average index value − initial index value) / initial index value
	=	(90 – 100) / 100
–10%
Leveraged growth	=	the greater of (i) 0% and (ii) (155% x the index percent increase)
	=	the greater of (i) 0% and (ii) (155% x –10%)
	=	0%
To determine the entry growth, the index percentage and best entry percentage must be calculated:
Index percentage	=	the lower of (i) 100% and (ii) (final index value / initial index value)
	=	the lower of 100% and (110 / 100)
	=	the lower of 100% and 110%
	=	100%
Best entry percentage	=	best entry value / initial index value
	=	80 / 100
	=	80%
Entry growth	=	the greater of (i) 0% and (ii) (the index percentage − the best entry percentage)
	=	the greater of 0% and (100% − 80%)
	=	20%
Knock-in value	=	0% since the final index value is greater than 70% of the initial index value
Therefore,
Supplemental redemption amount	=	stated principal amount × (leveraged growth + entry growth − knock-in value)
	=	£100 × (0% + 20% − 0%)

	=	£100 × (20%)
£20
Payment at maturity	=	stated principal amount + supplemental redemption amount
	=	£100 + £20
	=	£120

Payment at maturity = £120

EXAMPLE 4:
Hypothetical leverage factor	=	155%
Hypothetical initial index value	=	100
Hypothetical best entry value	=	80
Hypothetical final average index value	=	90
Hypothetical final index value	=	75

In this example:
•	The final average index value is less than the initial index value. Therefore, the supplemental redemption amount will not include any leveraged growth.
•
The value of the index has decreased below the initial index value during the first six months of the term of the securities and the resulting best entry value is 20% lower than the initial index value.  The final index value is less than the best entry value.  Therefore, the supplemental redemption amount will not include any entry growth.

•	The final index value is greater than 70% of the initial index value. Therefore, the supplemental redemption amount will not be reduced by any knock-in value.
•	The supplemental redemption amount will therefore be zero and you will receive only the stated principal amount per security at maturity.

To determine the leveraged growth, the index percent increase must be calculated:
Index percent increase	=	(final average index value − initial index value) / initial index value
	=	(90 – 100) / 100
–10%
Leveraged growth	=	the greater of (i) 0% and (ii) (155% x the index percent increase)
	=	the greater of (i) 0% and (ii) (155% x –10%)
	=	0%
To determine the entry growth, the index percentage and best entry percentage must be calculated:
Index percentage	=	the lower of (i) 100% and (ii) (final index value / initial index value)
	=	the lower of 100% and (75 / 100)
	=	the lower of 100% and 75%
	=	75%
Best entry percentage	=	best entry value / initial index value
	=	80 / 100
	=	80%
Entry growth	=	the greater of (i) 0% and (ii) (the index percentage − the best entry percentage)
	=	the greater of 0% and (75% − 80%)
	=	0%
Knock-in value	=	0% since the final index value is greater than 70% of the initial index value
Therefore,
Supplemental redemption amount	=	stated principal amount × (leveraged growth + entry growth − knock-in value)

	=	£100 × (0% + 0% − 0%)
	=	£0
Payment at maturity	=	stated principal amount + supplemental redemption amount
	=	£100 + £0
	=	£100

Payment at maturity = £100

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
At maturity, if the final index value has declined by 30% or more from the initial index value, you will lose 30% or more of your investment, and will be exposed on a 1 to 1 basis to the decline of the final index value from the initial index value.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the securities.
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MSIP may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the index on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the value of the index, the securities will trade differently from the index.  Other factors that may influence the value of the securities include:

•    whether the value of the index decreases below the initial index value during the first six months of the term of the securities;
•     the volatility and dividend yield of the index;
•     interest rate levels in the United Kingdom;
•     geopolitical conditions and economic, financial, regulatory, political, judicial or other events that affect the index, the United Kingdom securities market or the foreign exchange markets;
•     time remaining to maturity;
•     the composition of the index and changes in the constituent stocks of the index; and
•     any actual or anticipated changes in our credit ratings or credit spreads.

You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

You cannot predict the future performance of the index based on its historical performance.  The value of the index may decrease below the initial index value by 30% or more so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the value of the index below the initial index value.  There can be no assurance that the value of the index will have increased on any of the observation dates so that you will receive at maturity an amount that is greater than the principal amount of your investment.  The index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information”.

Your leveraged growth may be limited by the averaging of index closing values over the seven observation dates
Any return based on the leveraged growth component of the supplemental redemption amount will be based on the final average index value.  The value of the index on any one of the seven observation dates may be partially or entirely offset by the value of the index on any other of the seven observation dates.  As a result, you may receive a lower leveraged growth return or no leveraged growth return at all, based on the final average index value, even though the final index value may be significantly higher than the initial index value.

The securities will not be listed and secondary trading may be limited.
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MSIP may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MSIP is willing to transact.  If, at any time, MSIP were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the securities.
MSIP, the calculation agent, is our subsidiary.  MSIP or other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  MSIP and some of our other subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date, or during the six months in which the best entry value is determined, could potentially affect the initial index value and/or the best entry value and, therefore, could affect the value at which the index must close on any of the observation dates before an investor receives a payment at maturity that exceeds the issue price of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on any of the observation dates, could adversely affect the value of the index and, accordingly, the amount of cash an investor will receive at maturity

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well the cost of hedging the issuer’s obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, as a result of dealer discounts, mark-ups or other transaction costs.

Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investors
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.  As calculation agent, MSIP will determine the initial index value, the final index value, the final average index value, the best entry value and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSIP, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”

Investing in the securities is not equivalent to investing in the index
Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the securities
The publisher of the index may add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the index.  Any of these actions could adversely affect the value of the securities.  The publisher of the index may also discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MSIP, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MSIP could have an economic interest that is different than that of investors in the securities insofar as, for example, MSIP is not precluded from considering indices that are calculated and published by MSIP or any of its affiliates.  If MSIP determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the observation dates of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MSIP as calculation agent in accordance with the formula for calculating the index last in effect prior to such discontinuance.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one characterization, it is possible that a security could be treated as a Section 988 transaction, in which case any gain or loss realized would be treated as ordinary income or loss, unless the U.S. Holder makes an election to treat such gain or loss as capital gain or loss.  It is also possible that U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S.

investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each ₤100 stated principal amount of our Best Entry Enhanced Tracker Securities Based on the Value of the FTSE 100 Index due October      , 2015.  In this pricing supplement, all references to “Pounds Sterling” and “₤” are to the currency of the United Kingdom and the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	₤

Pricing Date	October , 2009

Original Issue Date (Settlement Date)	October , 2009 (10 Business Days after the Pricing Date)

Maturity Date	October , 2015, subject to extension if the Final Observation Date is postponed in accordance with the definition thereof.

If, due to a Market Disruption Event or otherwise, the Final Observation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Observation Date as postponed.  See “––Observation Date” below.

Interest Rate	None

Specified Currency	Pounds Sterling (“₤”)

Stated Principal Amount	₤100 per Security

Original Issue Price	₤100 per Security

ISIN Number	US6174845221

Denominations	₤100 and integral multiples thereof

Payment at Maturity
You will receive for each ₤100 Stated Principal Amount of Securities that you hold, a Payment at Maturity equal to the Stated Principal Amount plus the Supplemental Redemption Amount.  The Supplemental Redemption Amount may be negative and consequently, the Payment at Maturity may be less than the Stated Principal Amount and may be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”), as applicable, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to Euroclear or Clearstream, as applicable, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of Clearstream and Euroclear and its direct and indirect participants.  See “—Book-Entry Security or Certificated

Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount	The product of (i) ₤100 and (ii) (a) the Leverage Growth plus (b) the Entry Growth minus (c) the Knock-In Value

Leveraged Growth	The greater of (i) 0% and (ii) (a) the Leverage Factor times (b) the Index Percent Increase

Entry Growth	The greater of (i) 0% and (ii) (a) the Index Percentage minus (b) the Best Entry Percentage

Knock-In Value	If the Final Index Value is less than or equal to 70% of the Initial Index Value: the Index Percent Decrease

If the Final Index Value is greater than 70% of the Initial Index Value: 0%

Index Percent Increase	A fraction, the numerator of which is the Final Average Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value.

Index Percentage	The lower of (i) 100% and (ii) a fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value.

Best Entry Percentage	A fraction, the numerator of which is the Best Entry Value and the denominator of which is the Initial Index Value.

Index Percent Decrease	(i) 100% minus (ii) a fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value.

Leverage Factor	140% to 170%. The actual Leverage Factor will be determined on the Pricing Date.

Initial Index Value	The Index Closing Value on the Pricing Date.

Final Average Index Value	The arithmetic average of the Index Closing Values on each of the Observation Dates.

Final Index Value	The Index Closing Value on the Final Observation Date.

Best Entry Value
The lowest Index Closing Value on each Index Business Day during the period commencing on the Pricing Date and ending on April     , 2010; provided that the Best Entry Value will not be greater than the Initial Index Value or less than 70% of the Initial Index Value.

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day.  In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—

Discontinuance of the Index; Alteration of Method of Calculation.”

Final Observation Date	October , 2015

Observation Dates
April     , 2015, May     , 2015, June     , 2015, July     , 2015, August     , 2015, September     , 2015 and October     , 2015, subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If any Observation Date, including the Final Observation Date, is not an Index Business Day or if there is a Market Disruption Event on such day, such Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the five consecutive Index Business Days immediately succeeding a Observation Date, then (i) such fifth succeeding Index Business Day will be deemed to be the Observation Date notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs, the Calculation Agent will determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, Clearstream or Euroclear and will be registered in the name of a common depository for Clearstream or Euroclear.  The common depository will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable.

In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by Clearstream or Euroclear, as applicable, and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to Clearstream or Euroclear, as applicable, as the registered holder of the Securities, for distribution to participants in accordance with their procedures.  For more information regarding Clearstream and Euroclear and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated
Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. International plc and its successors (“MSIP”)

Calculation Agent	MSIP

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all pounds sterling amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all pounds sterling amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Final Average Index Value, the Best Entry Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MSIP is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an
Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Index Closing Value as of the date of such acceleration as the Index Closing Value on any Observation Date scheduled to occur on or after the date of such acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to Clearstream or Euroclear, as applicable, of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of the Index;
Alteration of Method of
Calculation
If FTSE International Limited or any respective successor publisher of the Index (“FTSE”) discontinues publication of the Index and FTSE or another entity (including MSIP) publishes a successor or substitute index that MSIP, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to Clearstream or Euroclear, as applicable, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of Clearstream and Euroclear and its direct and indirect participants.

If FTSE discontinues the publication of the Index prior to, and such discontinuance is continuing on, any Observation Date or the date of acceleration and the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MSIP, as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value and Final Average Index Value with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index	The FTSE 100 Index

We have derived all information contained in this pricing supplement regarding the FTSE 100 Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, FTSE.

The FTSETM 100 Index is calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange Plc (the “LSE”) and the Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries.

The FTSE 100 Index was first calculated on January 3, 1984 with an initial base level index value of 1,000 points.  Publication of the FTSE 100 Index began in February 1984.  Real-time FTSE indices are calculated on systems managed by Reuters.  Prices and FX rates used are supplied by Reuters.

The FTSE 100 Index is a free float adjusted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE.  The 100 stocks included in the FTSE 100 Index (the “FTSE Underlying Stocks”) are selected from a reference group of stocks trading on the LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value.

FTSE, the publisher of the FTSE 100 Index, is responsible for calculating, publishing and disseminating the FTSE 100 Index.  The FTSE 100 Index is overseen by the FTSE’s Europe/Middle East/Africa Committee (the “FTSE EMEA Committee”), which is made up of independent senior industry representatives, which is responsible for the index review process.

FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100 Index.  FTSE may discontinue or suspend calculation or dissemination of the FTSE 100 Index.  The FTSE EMEA Committee reviews the FTSE Underlying Stocks quarterly in March, June, September and December in order to maintain continuity in the index level.  FTSE prepares information regarding possible companies to be included or excluded from the FTSE 100 Index using the close of business figures from the Tuesday before a review.  The review is then presented to the FTSE EMEA Committee for approval.

Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization.  The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the FTSE EMEA Committee, to be a viable component of the FTSE 100 Index.  To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.  Where a greater number of companies qualify to be inserted in the FTSE 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review.  Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

The FTSE 100 Index is obtained by: (i) calculating the sum of the products of the per share price of each stock included in the FTSE 100 Index by the number of their respective outstanding shares (such sum, the “FTSE Aggregate Market Value”) as of the relevant current date and (ii) dividing the FTSE Aggregate Market Value as of the relevant current date by a divisor which represents the adjustments to the FTSE Aggregate Market Value as of the base date. The divisor is continuously adjusted to reflect changes, without distorting the FTSE 100 Index, in the issued share capital of individual underlying stocks, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits.

All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index.  Morgan Stanley, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index.  In addition, none of the LSE, the Financial Times and FTSE has any relationship to Morgan Stanley or the Securities. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the Securities, or has any obligation or liability in connection with the administration, marketing or trading of the Securities or with the calculation of the payment at maturity.

License Agreement between
FTSE International Limited
and Morgan Stanley	The license agreement between FTSE International Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

These Securities are not in any way sponsored, endorsed, sold or promoted by FTSE or by LSE or by FT and neither FTSE or LSE or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise.  The FTSE 100 Index is compiled and calculated solely by FTSE.  However, neither FTSE or LSE or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE or LSE or FT shall be under any obligation to advise any person of any error therein.

“FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

Historical Information
The first table below sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2004 through October 7, 2009.  The Index Closing Value on October 7, 2009 was 5,108.90.  The graph following the table sets forth the historical performance of the Index for the period from January 1, 2004 through October 7, 2009.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the value of the Index on the Final Observation Date or on any of the Observation Dates.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

FTSE 100 Index	High	Low	Period End
2004
First Quarter	4,559.10	4,309.40	4,385.70
Second Quarter	4,575.70	4,395.20	4,464.10
Third Quarter	4,608.40	4,287.00	4,570.80
Fourth Quarter	4,820.10	4,564.50	4,814.30
2005
First Quarter	5,060.80	4,783.60	4,894.40
Second Quarter	5,114.40	4,789.40	5,113.20
Third Quarter	5,494.80	5,158.30	5,477.70
Fourth Quarter	5,638.30	5,142.10	5,618.80
2006
First Quarter	6,036.30	5,633.80	5,964.60
Second Quarter	6,132.70	5,506.80	5,833.40
Third Quarter	5,986.60	5,681.70	5,960.80
Fourth Quarter	6,260.00	5,937.10	6,220.80
2007
First Quarter	6,444.40	6,000.70	6,308.00
Second Quarter	6,732.40	6,315.50	6,607.90
Third Quarter	6,716.70	5,858.90	6,466.80
Fourth Quarter	6,730.70	6,070.90	6,456.90
2008
First Quarter	6,479.40	5,414.40	5,702.10
Second Quarter	6,376.50	5,518.20	5,625.90
Third Quarter	5,636.60	4,818.77	4,902.45
Fourth Quarter	4,980.25	3,780.96	4,434.17
2009
First Quarter	4,638.92	3,512.09	3,926.14
Second Quarter	4,506.19	3,925.52	4,249.21
Third Quarter	5,172.89	4,127.17	5,133.90
Fourth Quarter (through October 7, 2009)	5,137.98	4,988.70	5,108.90

Historical Daily Index Closing Values of the FTSE 100 Index January 1, 2004 through October 7, 2009

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date and during the six-month period in which the Best Entry Value is determined, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the Index, in futures and/or options contracts on the Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments.  Such purchase activity could potentially affect the Initial Index Value and/or the Best Entry Value of the Index, and therefore could affect the value at which the Index must close on any of the Observation Dates before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any of the Observation Dates.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent may allow a concession not in excess of 2.00% per Security to certain dealers which may include affiliates of Morgan Stanley; provided that, concessions allowed to any dealer in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by any dealer.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in London on October , 2009.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the levels of the Indices.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.  See “Plan of Distribution” in the accompanying prospectus supplement.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MSIP, may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MSIP or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or settlement of the Securities.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the U.S. dollar value of the Pounds Sterling amount paid by the U.S. Holder to acquire the Securities, determined on the date of the purchase.

Possible Gain or Loss on Acquisition of the Securities.  A U.S. Holder who purchases the Securities with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the Securities on the date of purchase.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the U.S. dollar value of the amount realized on the sale, exchange or settlement, determined on the date of sale, exchange or settlement, and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise. A U.S. Holder will have a tax basis in any Pounds Sterling received on the sale, exchange or settlement of the Securities equal to the U.S. dollar value of the Pounds Sterling, determined at the time of such sale, exchange or settlement. A U.S. Holder will recognize ordinary income or loss upon disposition of such Pounds Sterling in amount equal to the difference, if any, between the U.S. dollar value of such Pounds Sterling upon disposition and U.S. Holder’s tax basis in such Pounds Sterling. In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  There is a risk that a portion of an investment in the Securities could be treated as a “Section 988 transaction.”  In such case, certain gain or loss realized at maturity would be treated as ordinary income or loss unless the U.S. Holder makes a valid election under Section 988(a)(1)(B) of the Code before the close of the day on which the U.S. Holder purchases the Securities to treat such gain or loss as capital gain or loss.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

In addition, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing nonfunctional currency contingent payment debt instruments (the “Nonfunctional Currency Contingent Debt Regulations”).  If the IRS were successful in asserting that the Nonfunctional Currency Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Applicable Treasury regulations require such OID to be determined in Pounds Sterling and then translated into U.S. dollars.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  Because a holder will not experience a negative return on the Securities at maturity unless the Index declines by more than 30% from the Initial Index Value, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.

Even if the Nonfunctional Currency Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Security.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.